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                                                                    EXHIBIT 10.7


                           LONG-TERM PERFORMANCE UNIT
                                    PLAN FOR
                               CORPORATE OFFICERS

1. PURPOSE

     The purpose of the United Dominion Industries, Inc. (the "Company") Long-term Performance Unit Plan for Corporate Officers (the "Plan") is to provide an opportunity for corporate officers to earn incentive compensation based upon the performance of the corporation, including its divisions and subsidiaries, over a long-term horizon. In particular, this Plan is designed to
(a) pay Participants incentive compensation for meeting or exceeding various performance targets during a three-year Cycle; (b) link corporate management with the Company's strategic performance objectives; and (c) maintain competitiveness with general industry norms in executive compensation.

2. DEFINITIONS

     The following words shall have the following meanings unless the context clearly states otherwise:

     Board of Directors means the Company's Board of Directors.

     Target Award means the amount of long-term incentive to be paid to a Participant under the Plan in the event the corporation achieves 100% of its Plan targets for the three-year Plan Cycle.

     CEO means the Chief Executive Officer of the Company.

     CHRC means the Compensation and Human Resources Committee of the UDIL Board of Directors, which also handles compensation and human resources matters for the Company.

     Company means United Dominion Industries, Inc., a Delaware corporation.

     Cycle means the three-year term of the Plan, normally commencing on January 1 and ending on December 31 of the third year following Plan commencement.

     Incentive means the amount payable to a Participant under the Plan.

     Fiscal Year means the fiscal year of the Company, which currently is the twelve-month period ending December 31.

     Participant means an employee of the Company eligible to receive an incentive under this Plan.

     Plan means the United Dominion Industries, Inc. Long-term Performance Unit Plan for Corporate Officers.

     Performance Targets means the Cycle performance targets assigned to the corporate unit.

     UDIL means United Dominion Industries Limited, a Canadian company, which is the ultimate parent company of the Company. The Company provides management services for UDIL pursuant to a management agreement.

3. ELIGIBILITY

     Participation in the Plan shall be limited to corporate officers or other key corporate managers appointed by the CEO, with the approval of the CHRC. Additions or deletions to the Plan during a Fiscal Year shall be made only in the event of an unusual circumstance, such as a promotion or new hire.

4. DETERMINATION OF MAXIMUM AMOUNT PAYABLE

     The CHRC, after consultation with the CEO, may determine a maximum aggregate payment under the Plan to be made by the corporate unit for the Cycle. The final determination of the maximum aggregate payment under the Plan for a Cycle shall be made no later than ninety days after the commencement of the first year of the Plan Cycle. In no event may any award payable pursuant to the

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Plan exceed 2.5 times the Participant's eligible base salary, or $2.5 million, whichever is the lesser amount.

5. DETERMINATION OF TARGET AWARDS AND PERFORMANCE TARGETS

     (a) Target Awards -- Each Participant shall be assigned a Target Award level consistent with guidelines published by the Company's corporate Human Resources Department. All assignments are subject to the final approval of the CEO and CHRC. Generally, the Target Award categories will be designated as follows, with the percent listed below Target being the percent of Participant's base salary in effect as of the first day of the Plan Cycle:

CATEGORY                                                      TARGET
--------                                                      ------
AA..........................................................    70%
A...........................................................    50%
B...........................................................    40%
C...........................................................    30%
D...........................................................    20%

Each Participant shall be awarded performance units, with each unit having a target value of $100.00. The aggregate number of performance units awarded to a Participant at the start of the Plan Cycle shall equal his or her respective Target Award. The value of those units at the end of the three-year Cycle shall be contingent on UDIL's satisfaction of the Performance Objectives established at the beginning of the three-year Cycle, as described below.

     (b) Performance Targets -- The corporate unit shall be assigned Performance Targets for at the beginning of the Plan Cycle, against which the corporation's performance will be measured. The CEO will determine the Performance Targets to be used, subject to the approval of the CHRC. Until revised pursuant to the Plan, the Performance Targets will be based upon predetermined Sales Growth and Return on Equity or ROE. The category definitions are:

     Sales Growth is UDIL's three-year Compound Annual Growth Rate (CAGR), expressed as a percentage. For purposes of calculating the CAGR, the base year shall be the year immediately preceding the first year of the three-year Plan Cycle.

     ROE is UDIL's Average Return on Equity during the three-year Plan Cycle, derived by dividing UDIL's three-year Average Net Income by UDIL's 36-month Average Common Equity for the same period.

     Net Income is UDIL's Net Income as reported in UDIL's Annual Report and Average Common Equity is UDIL's monthly Average Common Equity during the Plan Year. The accounting definitions of Net Income and Average Common Equity shall be as determined by the Company's corporate Accounting Department from time-to-time.

     As soon as practicable after the beginning of the Plan Cycle, each Participant shall be notified of the applicable Performance Targets by the corporate Human Resources Department.

6. DETERMINATION OF INCENTIVE

     The incentive is derived by comparing the actual three-year Sales Growth and ROE accomplishment to the values in the Plan Matrix. The Matrix has Sales Growth values on one axis and ROE values on a second axis. The actual award, if any, is determined by identifying the intersecting cell value in the Sales Growth row and ROE column that most nearly matches UDIL's actual performance in both categories. When an actual performance value is equidistant between two cell values in the Matrix, the applicable cell value is derived by rounding up. This "Point of Intersection" of the applicable row and column contains an award multiplier. To determine the amount of the bonus earned, the Participant multiplies his or her target

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bonus by the value (expressed as a percentage) in the Point of Intersection.
Below is a sample of the Plan matrix:


                        12%         100           110           120           140           160
       SALES            11%          90           100           110           120           130
      GROWTH            10%          80            90           100           110           120
                        9%           65            75            85            95           105
                        8%           55            65            75            85            95
                                    9.6%         10.8%         12.0%         13.2%         14.4%

                                                                ROE

     The CEO, subject to approval of the CHRC, and the CHRC, may make negative adjustments to the calculated awards, but may not make any positive adjustments pursuant to this Plan.

     As soon as practicable after the end of the Plan Cycle, the Company's Human Resources Department shall ensure that each Participant is notified of the amount of his or her incentive.

7. TIME FOR PAYMENTS

     Plan incentives normally will be paid by the end of the second month following the completion of the three-year Cycle. Notwithstanding the normal payment date, each Participant shall have the right to elect to defer all or a part of his payment year under the Award pursuant to the Company's Excess Deferral Plan.

8. FORM OF PAYMENTS

     (a) At the end of the Plan Cycle, after the Company's financial results are final and the CHRC has approved such results, any awards earned under the Plan shall be paid in cash to Participants. However, in the discretion of the CHRC, Participants may be allowed to elect to have all or part of such award paid in common shares of UDIL ("Common Shares") at "Fair Market Value." The "Fair Market Value" of a Common Share is the average of the daily high and low board lot trading prices of a Common Share on The Toronto Stock Exchange on the most recent trading day next preceding the date an award is approved.

     (b) In an effort to encourage stock ownership, and subject to all applicable regulations of any securities or exchange body having jurisdiction over the Company or UDIL, the CHRC may, at its sole discretion, allow Participants to elect to have all or a portion of a predetermined multiple of their earned awards paid to them in Common Shares, subject to the following conditions:

          (i) The award multiple payable in Common Shares shall be 1.25 times the award's calculated cash value under the Plan for the relevant Plan year (the "Share Premium"). The CHRC, in its sole discretion, may reduce the Share Premium, but in no instance may it increase the Share Premium above
     1.25 times the cash award otherwise payable.

          (ii) The CHRC, at its sole discretion, may limit the percentage of any Participant's calculated award that is eligible for payment in Common Shares under the Plan.

          (iii) Any Participant who elects to receive Common Shares in lieu of cash shall be obligated to retain ownership of such shares for at least eighteen months after the date of grant; provided, however, in the event the Share Price of the Common Shares at any time declines to 75% or less of the Fair Market Value at the time of grant, the Participant shall be permitted to immediately sell or otherwise transfer such shares free of such restrictions. The aforesaid restrictions shall survive the Participant's termination of employment from the Company for any reason, other than in the case of Participant's death, disability, retirement or other termination of employment in which case all such restrictions on the sale or transfer of the affected Participant's Common Shares immediately shall lapse.

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          (iv) In order for a Participant to be eligible to receive any Common
     Shares under the Plan, he or she must complete a written election form and tender it to the Company's corporate Human Resources Department on or before such date as it may set. Such election must state that the Participant elects to receive a percentage (from 5% to 100% in 5% increments, subject to any maximum established by the CHRC) of his or her incentive award in Common Shares. To facilitate an informed election, the Company shall inform all eligible Participants at least twenty (20) days prior to the end of the year upon which any incentive is based: (1) whether any Common Shares in lieu of cash will be offered, (2) the maximum percentage of any incentive subject to the Common Shares election, and (3) the amount of the Share Premium, if any. In the event a Participant has elected to defer a portion (or all) of his or her applicable incentive award, such deferred portion (or all such award, as the case may be) shall not be available for the Common Share election described in this subsection 8(b), above.

          (v) In the event the CHRC elects to grant a share election option, the Company shall provide a written disclosure of the general tax treatment of such action prior to and as a condition of accepting any election to accept Common Shares in lieu of cash under this Plan.

          (vi) The Company will withhold from any payments made pursuant to the Plan any taxes required to be withheld under applicable federal, state and local tax regulations. In addition, if necessary under the circumstances to ensure compliance with applicable withholding requirements, the Company reserves the right to condition the tender of Shares to the Participant on the Participant's prior payment of required withholding taxes to the Company.

          (vii) The aggregate number of Common Shares available for issuance from and after April 27, 1999 under the terms of the Plan at any time shall not exceed 50,000 Common Shares.

9. ADMINISTRATION OF THE PROGRAM

     The overall control of the Program, including final determination of the Awards to each Participant, is the responsibility of the CHRC and the CEO. The Company's senior corporate human resources officer shall be responsible for administering and implementing any actions required under the Program.

10. STATUS CHANGES OF PARTICIPANT DURING PLAN CYCLE

     In the event a Participant's base salary changes during the course of the Plan Cycle, the eligible salary for purpose of calculating any incentive due shall remain fixed at the level existing on the first day of the Plan Cycle. In the event a Participant changes positions or makes an inter-company transfer during the course of the Plan Cycle, and a result, is assigned a different incentive category, any incentive due shall be prorated, based on the number of complete months in each such category. In the event an employee is appointed a Participant in the Plan after the start of a Plan Cycle, the Participant shall receive a prorated award reflecting the number of full months actually worked during the Plan Cycle, and the eligible base salary shall be the Participant's salary rate as of the first day of his/her participation in the Plan. Subject to paragraph 11, below, in the event a Participant terminates employment, other than through death, disability or retirement, during the Plan Cycle, no incentive is due.

11. VESTING

     A Participant must be in the employ of the Company (or another of UDIL's subsidiary corporations) on the last day of the applicable Plan Cycle in order to be eligible for an Award. The final determination as to Awards to be granted and the amount of such Awards shall be made by the CHRC. Notwithstanding any other provision hereof, and in accordance with this paragraph, in the event a Participant terminates employment or is terminated by the Company at any time for any reason, including, but not limited to retirement, disability or death, the CHRC shall have the sole discretion as to whether any such Award shall be granted and, if so, the amount of any such Award. While such discretion includes a negative adjustment or appropriate proration of an earned award, it does not include discretion to make a positive adjustment to an earned award.

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12. MISCELLANEOUS

     (a) All payments under the Plan shall be made from the general assets of the Company. To the extent any Participant acquires a right to receive payments under the Plan, such rights shall be no greater than those of an unsecured general creditor of the Company.

     (b) Nothing contained in the Plan and no action taken pursuant thereto shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any other person.

     (c) No amount payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, either voluntary or involuntary, and any attempt to so alienate, anticipate, sell, transfer, assign, pledge, encumber or charge the same shall be null and void. No such amount shall be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person to whom such benefits or funds are or may be payable.

     (d) Nothing contained in the Plan shall be construed as conferring upon any Participant the right to continue in the employ of the Company or any of its direct or indirect subsidiaries, nor to limit the right of an employee's employer to discharge such employee at any time, with or without cause.

     (e) The Company reserves the right to terminate the Plan at any time; provided however, such termination shall not cause a forfeiture of any incentive accrued up to the time the Participant was notified of such termination.

     (f) The Plan shall be construed and administered in accordance with the laws of the State of North Carolina.

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